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                                                                    EXHIBIT 12.1

R&G FINANCIAL CORPORATION
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
($ in thousands)

                                                             FORMULA     12/31/01    12/31/02   12/31/03
                                                           ----------    --------    --------   --------
A        Pre-tax Net Income                                                87,895     125,002   173,395
                                                                         ===============================
         Plus:
B                 Interest Expense-Total                                  173,526     177,772   190,195
C                 Rental Expense (1)                                        1,726       2,156     2,649
                                                                          ------------------------------

D        Fixed Charges (including interest on deposits)        B+C        175,252     179,928   192,844

E        Less: Interest on Deposits                                        88,854      88,349    91,823
                                                                          ------------------------------

F        Fixed Charges (excluding interest on deposits)        D-E         86,398      91,579   101,021
                                                                         ===============================

G        Earnings                                              A+D        263,147     304,930   366,239
                                                                         ===============================

H        Dividends on Preferred Stock                                       9,920      14,955    15,884

         Historical Ratio of Earnings to Fixed Charges:

                  Including interest on deposits            G/(D+H)          1.42        1.56      1.75
                  Excluding interest on deposit            (G-E)(F+H)        1.81        2.03      2.35

         (1) Only portion attributable to interest:

                  Rental expense(2)                                         5,752       7,185     8,829
                  Estimated Interest Factor                                    30%         30%      30%


--------------------------------------------------------------------------------------------------------
12/31/03                RGMC    MORTGAGE STORE     RGPB         CCC        RGI       H&P       TOTAL

Rent on properties    2,658,534    243,996       4,286,713    779,452    101,388    93,295    8,163,378

Equip. Rental           326,011         --         239,179     86,400        868        --      652,458

Autos                    13,029         --              --         --         --        --       13,029

                      2,997,574    243,996       4,525,892    865,852    102,256    93,295    8,828,865
--------------------------------------------------------------------------------------------------------
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